Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:
Spencer L. Sterling, Chairman, President & CEO	Carl Hymans
DDS Technologies USA, Inc.	G. S. Schwartz & Co.
561-750-4450	212-725-4500
carlh@schwartz.com

DDS TECHNOLOGIES USA, INC.

RECEIVES $2 MILLION AS INVESTORS EXERCISE SHORT TERM WARRANTS

BOCA RATON, FL–April 19, 2006–DDS Technologies USA, Inc. (OTCBB: DDSU), www.ddstechusa.com, today announced it has received slightly more than $2 million through the exercise of almost all of the short term warrants issued in the Series A transaction of April 2005. The transaction of April 2005 raised approximately $2.2 million through the sale of 2,175 shares of 6% convertible preferred stock, plus associated long and short-term warrants.

In connection with the exercise of the short-term warrants, the purchasers receive a total of 2,055 preferred shares, with a 6% coupon, convertible into 4,110,000 shares of common stock at a $.50 conversion rate and long-term warrants to purchase up to 1,692,353 shares of common stock exercisable at $0.50 per share.

Spencer L. Sterling, DDS Chairman, President and CEO said, “We are delighted by the strong interest of our investors who have chosen to enhance their positions in DDS stock. Their actions provide critical funding for DDS’ strategic plans to generate future growth as we develop opportunities for our technology in a broad array of industries.”

ABOUT DDS TECHNOLOGIES

DDS Technologies USA, Inc. holds the patent to a processing technology intended to maximize the net output of a broad spectrum of organic products. The DDS System utilizes a new longitudinal micrometric separator, along with other technologies, to micronize and separate various fractions (proteins, fiber, starch, etc.) and convert processing waste streams into value added products for further processing or resale. The DDS technology is a unique process whereby fragments of organic and inorganic matter are “crushed to collision” through violent accelerations and decelerations causing the disaggregation of the structure. As part of the process, the matter is separated into the various fractions contained therein. The technology can also be applied to inorganic products. DDS Technologies USA, Inc. is a developmental stage company, which owns the patent for the DDS dry disaggregation system in the USA and has patents pending worldwide.

Certain statements in this press release that involve expectations or intentions (such as those relating to future revenue, deployments or planned operations) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The information in this press release is based on current expectations and assumptions, and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks include, among others, general business and economic conditions, competitive actions, continued acceptance of products and services and dependence on third party performance as well as the risks and uncertainties referred to in DDS Technologies USA’s current filings with the Securities and Exchange Commission. The reader should not place undue reliance on such forward-looking statements. DDS Technologies USA does not assume any obligation to update such forward-looking statements.